Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-225480 on Form S-8 and Registration Statement No. 333-224337 on Form S-3 of Infrastructure and Energy Alternatives, Inc. and Subsidiaries of our report dated February 19, 2018 relating to the consolidated balance sheet of Infrastructure and Energy Alternatives, Inc. and Subsidiaries as of December 31, 2017 and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2017, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Crowe LLP
Indianapolis, Indiana
March 14, 2019